Filed pursuant to Rule 433 Registration No. 333-141071 April 22, 2008

Wachovia Corporation $650,000,000 Three-Month LIBOR Floating Rate Notes due May 1, 2013

Issuer:	Wachovia Corporation

Security:	Senior Global Medium-Term Notes, Series G

Principal Amount:	$650,000,000

Trade Date:	April 22, 2008

Settlement Date:	April 25, 2008

Maturity Date:	May 1, 2013

Interest Rate & Spread:	3 Month USD-LIBOR-BBA plus 1.77%

Interest Reset Dates:	Quarterly on the 1st of February, May, August, and November

First Interest Reset Date:	August 1, 2008

Interest Payment Dates:	Quarterly on the 1st of February, May, August, and November

First Interest Payment Date:	August 1, 2008

Business Day Convention:	Modified Following Business Day (London & New York Business Days)

Index Definition:	USD-LIBOR-BBA means that the rate for a Coupon Reset Date will be the rate for deposits in U.S. Dollars for a period of the Index Maturity which appears on the Reuters LIBOR01 as of 11:00 a.m., GMT, on the day that is two London Banking days preceding that Coupon Reset Date.

Day Count Basis:	Actual/360

Price to Public:	100.000%

Gross Spread:	0.35%

Gross Spread ($):	$2,275,000

Proceeds to Issuer:	$647,725,000

CUSIP / ISIN:	92976WBK1 / US92976WBK18

Sole Book-Running Lead Manager:	Wachovia Capital Markets, LLC	$591,500,000

Co-Managers:	Barclays Capital Inc.	$9,750,000
	Deutsche Bank Securities Inc.	$9,750,000
	Guzman & Company	$9,750,000
	Morgan Keegan and Company, Inc.	$9,750,000
	M.R. Beal & Company	$9,750,000
	UBS Securities LLC	$9,750,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-326-5897 or you may e-mail a request to syndicate.ops@wachovia.com.